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                                                               EXHIBIT (A)(5)(D)
[SHAW INDUSTRIES, INC. LOGO]

                              PRESS RELEASE FOR
                            TRADE/BUSINESS MEDIA

                         FOR:   SHAW INDUSTRIES, INC.
                                DALTON, GA 30722-2128


                        FROM:   SHAW INDUSTRIES, INC.
                                P.O. DRAWER 2128
                                DALTON, GA 30722-2128
                                TELEPHONE (706) 275-3126
                                FAX (706) 275-3735
                                CONTACT: JULIUS SHAW


                                FOR IMMEDIATE RELEASE

DALTON, GEORGIA, March 13, 2000, Shaw Industries, Inc. (NYSE:SHX) announced, today, that it has commenced a "Dutch Auction" tender offer for up to 12,000,000 shares of its common stock, representing approximately 9.1% of its currently outstanding shares. Under terms of the offer, the Company will invite shareholders to tender their shares at prices specified by the tendering shareholders at a purchase price not in excess of $13.50 nor less than $11.50 per share.

The tender offer is being commenced today, Monday, March 13, 2000, and will expire at 12:00 Midnight, New York City time, on April 7, 2000, unless extended by the Company.

Based upon the number of shares tendered and the prices specified by the tendering shareholders, Shaw Industries will select a single per-share purchase price within the expected price range to be paid for shares which have been tendered at or below the selected price. If the offer is over-subscribed, shares will be purchased first from shareholders owning fewer than 100 shares and tendering all of such shares at or below the purchase price determined by the Company and then from all other shares tendered at or below such purchase price on a pro rata basis. The Company reserves the right to purchase more than 12,000,000 shares. The tender offer will not be conditioned on any minimum number of shares being tendered.

Neither the Company nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price of any tender. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered. The Company has been advised that none of its directors or executive officers intend to tender any shares pursuant to the offer. Merrill Lynch will act as Dealer Manager and Corporate Investor Communications, Inc. will act as Information Agent.

SHAREHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS THAT THE COMPANY WILL BE SENDING OUT SHORTLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS TO THE OFFER. SHAREHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC'S WEB SITE AT [WWW.SEC.GOV] OR FROM OUR INFORMATION AGENT, CORPORATE INVESTOR COMMUNICATIONS, INC., AT 111 COMMERCE ROAD, CARLSTADT, NJ, 07072. TELEPHONE:
1-877-977-6197. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of ss.27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, and assumptions concerning the company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

Shaw Industries, Inc. (www.shawinc.com) is the world's largest manufacturer of tufted broadloom carpet. Headquartered in Dalton, Georgia, Shaw sells carpeting and rugs for residential and commercial applications throughout the United States and exports to most markets worldwide. Shaw markets its residential products under such brand names and trademarks as Cabin Crafts, Couture by Sutton, Cumberland, Expressive Designs, Home Foundations, Philadelphia, Queen, ShawMark, Sutton, TrustMark, Tuftex, and Shaw Rugs. Shaw markets its commercial products under the names shaw/commercial, shaw/stratton, shaw/networx, shaw/hospitality, shaw/rugs, Designweave, Patcraft, and Queen Commercial. Through its network of commercial dealers known as Shaw Contract Flooring Services, Shaw also sells commercial flooring products directly and provides installation and project management services. Shaw also offers laminate flooring through the Decades brand and ceramic tile through Shaw Ceramics.




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